Exhibit 10.16

GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT (the “Lease”) is made and entered into this 16 day of November 2021, by and between The Salvation Army, a Georgia Corporation (“Landlord”), and Impossible Math, LLC, a Texas limited liability company (“Tenant”).

W I T N E S S E T H:

In consideration of the rents, covenants and agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

ARTICLE I: PREMISES

1.1            Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord that certain tract of land located in Midlothian, Ellis County, Texas, which is more particularly described on Exhibit A attached hereto (the “Land”), all buildings and other improvements now or hereafter located on and affixed to the Land, including the buildings to be constructed on the Land by Tenant consisting of an approximately 30,000 square foot soundstage (the “Soundstage”) which shall contain 7,500 square foot office space (“Office Space”), and certain other improvements to be constructed on the Land by Tenant, which improvements shall include production trailer electrical stations, underground utilities, four additional structures, and road and utility improvements between and among all improvements (the “Related Improvements”) (all of the above are sometimes hereinafter collectively referred to as the “Premises”). Landlord also grants to Tenant certain rights-of-way (collectively the “Rights-of-Way”) for (1) ingress and egress (along with the right to install gates) to the Premises from Baucum Road along the Shared Access and Utility Easement identified on Exhibit B, and (2) utilities along the routes identified on the Site Plan (as defined below).

1.2            A site plan depicting the Land and the approximate location of the Soundstage, Office Space, Related Improvements and Rights-of-Way is set forth on Exhibit B attached to this Lease (the “Site Plan”).

1.3            No other structures, buildings, roads, or compositions shall be permitted beyond the Premises and Right-of Way without the express written permission of Landlord.

ARTICLE II: TERM COMMENCEMENT

2.1            Term of Lease. The term of this Lease shall commence upon the Effective Date for an initial term of five (5) years (“Initial Term”) with four (4) automatic ten-year renewal terms (each a “Renewal Term”) unless Tenant or Landlord terminates this Lease by sending written notice to the other Party one hundred eighty (180) days prior to the expiration of the then-current term (the Initial Term and all Renewal Terms are collectively the “Term”). After the expiration of the fourth automatic Renewal Term, the Term shall renew for additional ten-year periods upon mutual agreement of the parties.

2.2             Lease Year. The term “Lease Year” as used in this Lease shall mean a period of twelve (12) consecutive calendar months during the Term; provided that the first Lease Year shall begin on the Effective Date and shall expire on the last day of the twelfth (12th) full calendar month following (a) the Effective Date if the Effective Date is on the first (1st) day of the month or (b) the first day of the first full calendar month following the Effective Date if the Effective Date does not occur on the first day of a calendar month.

2.3            Termination Right. During the Term, Tenant and Landlord shall have the Termination Right as follows:

(a)            In the event Tenant determines in its sole discretion that it is either unable to or unwilling to construct the Soundstage, Office Space, or Related Improvements on the Premises within one (1) year of the Effective Date, then Tenant shall have the right to terminate this Lease upon ninety (90) days advance written notice to Landlord, conditioned upon no construction of the improvements have been commenced and Tenant has paid all Revenue owed to the date of termination. Upon such termination, Tenant shall restore the Land as set forth in Section 18.1 and this Lease shall be of no further force or effect.

If Tenant exercises its Termination Right above, then Tenant shall pay as a “Termination Fee” one-half (1/2) of the remaining amount due for the calendar year in which this Lease is terminated. Termination Fee shall be due at the time of Notice.

(b)           After the Initial Term, Landlord may, in its sole discretion and for any reason, terminate this Lease upon ninety (90) days advance written notice to Tenant. This right shall not reset but rather be on-going from after the Initial Term forward, including through each renewal period.

If Landlord exercises it’s Termination Right above, then Tenant at its option, may continue the Lease for twelve (12) months from thirty (30) days after receiving Notice, operating under the terms of the Lease. If Tenant fails to operate under the terms of the Lease, Landlord shall provide Tenant with written notice and Tenant shall vacate within sixty (60) days, provided that an assignment or sublet approved by Landlord pursuant to Article XII shall not constitute a failure by Tenant to operate.

(c)            If either Tenant or Landlord exercise their Termination Right, Landlord shall inform Tenant as to the condition of the Premises upon Surrender pursuant to Article 18.1.

ARTICLE III: PAYMENTS

3.1            Intentionally deleted.

3.2            Revenue Sharing; No Rent. Quarterly throughout the Term Tenant shall pay to Landlord the greater of (i) $30,000 or (ii) twenty percent (20%) of the gross revenues of Tenant for said calendar year quarter (“Revenue”), payable thirty (30) days after Tenant performs a reconciliation of its books and records each quarter; provided that in any quarter in which Tenant is not using 75% of the filming capacity of the Premises or occupying all of the buildings, then Tenant shall pay as Revenue twenty percent (20%) of the gross revenues of Tenant for said calendar year quarter, which as stated above shall be no less than $30,000. In connection with each payment of Revenue Tenant shall provide Landlord with backup documentation confirming the calculation of such Revenue payment. Landlord may, at any time, inspect and audit the financial records of Tenant and/or any related or affiliated entity that shares between them trustees, members, principals, beneficiaries, partners, officers, directors, executives, or employees.

3.3            Real Property Taxes. Tenant shall pay at least ten (10) days prior to delinquency any and all Real Property Taxes (defined below) levied or assessed against the Premises during the Term and indemnify and hold Landlord harmless from and against all demands for payment of such Real Property Taxes. “Real Property Taxes” means any form of general or special assessment, license fee, commercial rental or gross receipts tax, levy, penalty, duty, charge or tax (other than inheritance, estate or income taxes), including roll-back taxes as a result of Tenant’s use of the Premises, imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage, sewer or other improvement district against any legal or equitable interest of Landlord in the land, buildings, or improvements comprising the Premises, against charges payable to Landlord or other income from the Premises, against the use, occupancy or possession of the Premises or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes. All reasonable expenses, including attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred by Landlord or Tenant in contesting the validity or amount of any Real Property Taxes or in obtaining a refund of any Real Property Taxes will be considered as part of the Real Property Taxes for the tax year in which such expenses are incurred. Tenant shall pay at least ten (10) days prior to delinquency all taxes assessed against and levied on all trade fixtures, furnishings, equipment and other personal property of Tenant contained in the Premises or elsewhere or assessed or levied as a result of Tenant’s use of the Premises. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of Landlord.

3.4            Payment of Real Property Taxes by Landlord. At any time that the payment of any item of Real Property Taxes that Tenant must pay under article 3.3 remains unpaid and uncontested ten (10) days before such Real Property Taxes become delinquent, Landlord may give written notice to Tenant. If Tenant fails to pay the Real Property Taxes within three (3) business days before such Real Property Taxes become delinquent, then Landlord may pay the unpaid and uncontested Real Property Taxes, and thereafter Tenant will, on demand, reimburse Landlord any amount paid or expended by Landlord for this purpose, with interest on the amount at the rate of twelve percent (12%) annually from the date of Landlord’s payment until reimbursement by Tenant.

3.4            Survival of Obligations. The obligation of Tenant with respect to the payment of Revenue and Real Property Taxes accrued and unpaid during the Term shall survive the expiration or earlier termination of this Lease.

3.5            Other. Regardless of whether expressly provided elsewhere in this Lease, Tenant shall pay for all insurance, taxes, utilities, repairs, maintenance and other services and expenses relating to the Premises or to Tenant’s use of the Premises. All amounts payable by Tenant to Landlord under this Lease shall be paid without abatement, deduction, offset, prior notice or demand (unless expressly provided by the terms of this Lease). Landlord shall have the same remedies for a default in the payment of any amount due under this Lease as Landlord has for a default in the payment of Revenue.

ARTICLE IV: UTILITIES

During the Term, Tenant shall be solely responsible for, and pay when due, all charges for water, sewer, gas, heat, light, power, telephone, cable television, garbage removal and other utilities or services used by or supplied to Tenant or to the Premises, together with any taxes thereon, during the Term. Tenant, at its cost, shall use its best effort to cause all such items to be separately metered or billed. If any such service is not separately metered or billed to Tenant and is billed to Landlord, Tenant shall pay to Landlord the cost associated with Tenant’s use of such service.

ARTICLE V: INSURANCE

5.1            Tenant’s Insurance Coverage. Tenant shall, at all times during the Term, and at Tenant’s own expense, maintain and continue in force the following insurance coverage:

(a)           Comprehensive general liability insurance with a combined single limit of not less than Three Million Dollars ($3,000,000.00) per occurrence insuring against any and all liability of the insured with respect to the Premises or arising out of the maintenance, use or occupancy thereof, and property damage liability insurance with a limit of not less than Three Million Dollars ($3,000,000.00) per accident or occurrence.

(b)           Insurance covering any buildings and all improvements on the Premises, including Tenant’s leasehold improvements and personal property in or upon the Premises in an amount not less than one hundred percent (100%) of full replacement cost, providing protection against any peril generally included within the classification “Builders All-Risk” or ‘Tire and Extended Coverage”, together with insurance against sprinkler damage, vandalism and malicious mischief and a standard inflation guard endorsement.

5.2             Insurance Policies. The minimum limits of insurance policies as set forth in Section 5.1 shall in no event limit the liability of Tenant under this Lease. The insurance policies shall name Landlord as an additional insured. Tenant shall cause the insurance companies to furnish to Landlord and each lender designated by Landlord a certificate of coverage. Such certificate and the insurance policies shall provide that such policy shall not be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of any coverage which Landlord may carry. Tenant shall have until at least twenty (20) days prior to the expiration of such policies to furnish Landlord with renewals or binders. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant provided such blanket policies expressly afford coverage to the Premises and to Landlord as required by this Lease.

5.3             Waiver of Subrogation. To the extent permitted under the insurance policies obtained by Landlord, if any, and Tenant, Landlord and Tenant each hereby waive any and all right of recovery against the other or against the officers, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiver part or its property or the property of others under its control to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either have in force at the time of such loss or damage.

ARTICLE VI: USE

6.1            Use. The Premises shall be used and occupied by Tenant for the purpose of operating and/or renting (a) a soundstage that will create and produce films and other media with a redemptive message, (b) business offices, and (c) event space for corporate or fundraising events, including all uses and purposes related to the foregoing, all of said uses shall not contradict Landlord’s Mission (“Permitted Use”), and for no other purpose without the prior written consent of Landlord. For purposes of this Lease, “Landlord’s Mission” is defined as preaching the gospel of Jesus Christ and to meet human needs in His name without discrimination, which can include commercial uses of the Premises consistent with the Permitted Use and uses that promote Christian values and Spiritual well-being. Whether consistent with Landlord’s Mission or not, in the event Tenant desires to rent all or a portion of the Premises, Tenant shall obtain prior written approval from Landlord which approval shall be in Landlord’s sole discretion. If Landlord fails to respond within ten (10) days of a written request to rent by Tenant, then Landlord shall be deemed to have approved Tenant’s request. Tenant shall operate in a manner consistent with and comply with all of the terms and conditions of this Lease and applicable laws.

6.2            Suitability. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the suitability of the Premises for the Permitted Use or any other business, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises except as provided in this Lease. Because Tenant is constructing the Soundstage, Office Space, and Related Improvements, Tenant expressly waives any defense or claim arising out of the physical condition of the Soundstage, Office Space, and Related Improvements including, without limitation, any latent defects or deficiencies in the condition or construction of the Premises or the Soundstage, Office Space, and Related Improvements.

6.3            Landlord Use. Tenant will permit the use of the Soundstage to Landlord in connection with a Landlord sponsored youth camp or workshop not to exceed seven (7) times per calendar year, conditioned upon availability of the Soundstage, and according to the terms and conditions set forth in the Soundstage Use Contract attached as Exhibit E.

6.4            Prohibited Uses.

(a)            Tenant shall not do or permit anything to be done in or about the Premises, nor bring or keep anything therein which will cause a cancellation of any insurance policy covering the Premises, nor shall Tenant sell or permit to be kept, used or sold in or about the Premises any articles which may be prohibited by a standard form policy of fire insurance.

(b)           Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation or requirement of duly constituted public authorities now in force or which may hereafter be enacted, promulgated or created. Further, Tenant shall not use the Premises for any purpose that contradicts Landlord’s Mission. Tenant shall, at Tenant’s sole expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be enacted relating to or affecting the use or occupancy of the Premises, including structural changes to the Soundstage, Office Space, or Related Improvements that relate to or affect the use of occupancy of the Premises by Tenant.

ARTICLE VII: MAINTENANCE AND REPAIRS

During the Term, Tenant shall, at Tenant’s expense, keep the Premises in good order and condition, and promptly make any and all repairs and replacements to the Premises, including, but not limited to, repairs to the structural and non-structural aspects of the Soundstage, Office Space and Related Improvements including, without limitation, foundations, structural supports, glass, landscaping, asphalt, curbing, sidewalks, non-structural portions of the roof, the roof membrane, roofing, gutters, down spouts, the plumbing, air conditioning, heating, sprinkler electrical systems, exterior surfaces, walls, doors, floor coverings and wall coverings, and any replacements thereof, that are necessary to keep the same in good state of repair, such damages as are caused by the intentional acts or gross negligence of Landlord excepted. Tenant shall, at all times and at Tenant’s expense, keep the Premises in a neat, clean, and sanitary condition and shall comply with all applicable federal, state, county, and city laws and ordinances and all rules and regulations of any duly constituted authority, present or future, affecting or respecting the Premises.

ARTICLE VIII: HAZARDOUS SUBSTANCES

8.1            Environmental Compliance. Landlord represents to Tenant that it has no knowledge of any prior or existing Hazardous Substance (as defined below) release on the Land or violation of Environmental Law (as defined below). Tenant (a) shall at all times comply with, or cause to be complied with, any “Environmental Law” (hereinafter defined) governing the Premises or the use thereof by Tenant or any of Tenant’s employees, agents, contractors, invitees, licensees, customers, or clients, (b) shall not use, store, generate, treat, transport, or dispose of, or permit any of Tenant’s employees, agents, contractors, invitee, licensees, customers, or clients to use, store, generate, treat, transport, or dispose of, any “Hazardous Substance” (hereinafter defined) on the Premises without first obtaining Landlord’s written approval, (c) shall promptly and completely respond to and cleanup any release or presence of any Hazardous Substances upon the Premises in accordance with applicable laws and regulations, and (d) shall pay all costs incurred as a result of the environmental state, condition and quality of the Premises, including but not limited to, the costs of any Environmental Cleanup Work (hereinafter defined) and the preparation of any closure or other required plans (all of the foregoing collectively “Tenant’s Environmental Obligations”). Tenant shall indemnify, defend and hold Landlord harmless from and against any and all expenses, including reasonable attorneys’ fees, which are directly or indirectly, in whole or in part, caused by or arise out of Tenant’s Environmental Obligations. Tenant shall promptly deliver to Landlord true and complete copies of any and all notices or correspondence or request from any governmental authority or third parties relating to the presence, release, use, storage, treatment, transportation, or disposal of Hazardous Substances, which notices, correspondence, or requests relate, in any way to the Premises, without notice, at all reasonable times for the purpose of inspecting the Premises and verifying Tenant’s compliance with these covenants. The Provisions of this Article VIII shall survive the expiration or other termination of this Lease for a period of five (5) years.

8.2            Definitions. As used in this Lease (a) “Hazardous Substance” shall mean the following as defined in, regulated, by or which form the basis of liability now or hereafter under any Environmental Law: (1) any “hazardous waste”, “hazardous substance”, and any other hazardous, radioactive, reactive, flammable, infectious, solid wastes, toxic or dangerous substances or materials, or related materials; (2) asbestos; (3) polychlorinated biphenyl (PCBs); (4) petroleum products or materials; (5) underground storage tanks, whether empty or filled or partially filled with any substance; (6) flammable explosives; (7) any substance the presence of which on the Premises is or becomes prohibited by Environmental Law; (8) urea formaldehyde foam insulation; and (9) any substance which under Environmental Law requires special handling or notification in its use, collection, storage, treatment or disposal; (b) “Environmental Cleanup Work” shall mean an obligation to perform work, cleanup, removal, repair, ramification, construction, alteration, demolition, renovation or installation in or in connection with the Premises in order to comply with any Environmental Law; and (c) “Environmental Law” shall mean any federal, state, or local law, regulation, ordinance or order, whether currently existing or hereafter enacted, concerning the environmental state, condition or quality of the premises or use, generation, transport, treatment, removal, or recovery of Hazardous Substances, including building materials, and including, but not limited to, the following: (1) the Solid Waste Disposal Act as amended by the Resource Conservation and Liability Act of 1980 (42 U.S.C. Section 6901, et seq.), as amended, and all regulations promulgated thereunder; (2) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 6901, et seq.) as amended, and all regulations promulgated thereunder; (3) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), as amended, and all regulations promulgated thereunder; (4) the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), as amended, and all regulations promulgated thereunder; (5) the Clean Air Act (42 U.S.C. Section 7401, et seq.), as amended, and all regulations promulgated thereunder; (6) the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), as amended, and all regulations promulgated thereunder; and (7) the Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.), as amended, and all regulations promulgated thereunder.

ARTICLE IX: FIXTURES AND ALTERATIONS

9.1            Alterations. Tenant may, at any time and from time to time during the lease term, erect, maintain, alter, remodel, reconstruct, rebuild, replace, and remove buildings and other improvements on the Premises, and correct and change the contour of the Premises, subject to the following:

(a)            Tenant bears the cost of any such work.

(b)            The Premises must at all times be kept free of mechanics’ and materialmen’s liens, or Tenant must discharge the same at its sole cost upon 30 days notice.

(c)            Landlord must be notified of the time for beginning and the general nature of any such work, other than routine maintenance of existing buildings or improvements, at the time the work begins.

(d)            The conditions of article 9.2 concerning Landlord’s approving plans must be followed.

9.2            Landlord’s Approval of Plans. To the extent required by this article 9, Tenant shall obtain Landlord’s approval of Tenant’s alterations and improvements to the Premises conducted after the initial construction of the Soundstage, Office Space, and Related Improvements:

(a)            Written Approval Required. No additional building or other improvement may be constructed on the Premises unless the plans, specifications, and proposed location of the building or other material improvement has received Landlord’s written approval of the Plans (as defined below); notwithstanding the foregoing, Landlord’s failure to approve or reject the Plans within thirty (30) days after submission by Tenant shall be deemed approval of the Plans.

(b)            Submission of Plans. Tenant must, at its own expense, engage a licensed architect or engineer to prepare detailed working drawings, plans and specifications for constructing any additional buildings or improvements (“Plans”). Tenant must submit two (2) copies of the Plans to Landlord for approval before the project begins

(c)            Landlord’s Approval. Landlord will promptly review and approve all plans submitted under subparagraph (b) above or note in writing any required changes or corrections that must be made to the plans. Any required changes or corrections must be made, and the plans resubmitted to Landlord. Landlord’s failure to object to the resubmitted plans and specifications within fourteen (14) days constitutes its approval of the changes. Minor changes in work or materials not affecting the general character of the building project may be made at any time without Landlord’s approval, but a copy of the altered plans and specifications must be furnished to Landlord.

(d)            Exception to Landlord’s Approval. The following items do not require submission to, and approval by, Landlord:

(i)            Minor repairs and alterations necessary to maintain existing structures and improvements in a useful state of repair and operation.

(ii)           Changes and alterations required by an authorized public official with authority or jurisdiction over the buildings or improvements, to comply with legal requirements.

(iii)          Additions or enlargements of existing buildings that are less than or equal to 30% of the existing square footage of the building; extensions of existing utility lines that do not exceed the Premises; relocation of any existing building within the Premises; any change to an existing building that is solely interior.

(e)            Effect of Approval. Landlord’s approval of any Plans shall not be unreasonably withheld. Landlord’s approval does not constitute approval of the architectural or engineering design, and Landlord, by approving the Plans, assumes no liability or responsibility for the architectural or engineering design or for any defect in any building or improvement constructed from the plans or specifications.

9.3            Ownership of Improvements and Fixtures. Upon expiration or any early termination of this Lease any buildings, improvements, additions, alterations, and fixtures (except furniture, auxiliary power, trade fixtures, lighting, and personal property related to filming) constructed, placed, or maintained on any part of the leased Premises during the Term shall be considered part of the real property and shall become Landlord’s property.

9.4            Right to Remove Improvements. Tenant may, at any time during the Term, remove any furniture, machinery, equipment, or other trade fixtures owned or placed by Tenant, its subtenants or licensees, in, under, or on the Premises, or acquired by Tenant, whether before or during the lease Term. Before the Lease terminates, Tenant must repair any damage to the Land resulting from the removal. Any such items not removed by the lease termination date will become Landlord’s property on that date.

9.5            Contractors and Materialmen. Tenant shall promptly pay all contracts and materialmen, so as to eliminate the possibility of a lien attaching to the Soundstage, Office Space or the Land, and should any such lien be made or filed, Tenant shall bond against or discharge the same within ten (10) days after recordation. Landlord shall have the right, but not the obligation, to pay and discharge any such lien that attaches to the Premises and Tenant shall reimburse Landlord for any such sums paid within thirty (30) days after written demand by Landlord.

ARTICLE X: DAMAGE OR DESTRUCTION

10.1          Tenant to Repair Improvements. Subject to the provisions of Section 10.2, if during the Term any of the Soundstage, Office Space or Related Improvements are damaged or destroyed by fire or other casualty, Tenant shall repair or restore the Soundstage, Office Space or Related Improvements. The work of repair or restoration, which shall be completed with due diligence, shall be commenced promptly after the damage or loss occurs.

10.2          Damage During Later Years of Lease. If at any time during the last five (5) years of the Term the Soundstage, Office Space or Related Improvements shall be damaged by fire or other casualty and such damage prevents the use of fifty percent (50%) or more of the Soundstage, Office Space and Related Improvements, Tenant shall have the right and option, to be exercised within sixty (60) days of such event, to:

(a)            repair or restore the Soundstage, Office Space or Related Improvements as provided in Section 10.1; or

(b)           terminate this Lease by written notice to Landlord, which termination shall be deemed to be effective as of the date of the casualty. In the event Tenant terminates this Lease pursuant to this Section 10.2, Tenant shall surrender possession of the Premises to Landlord immediately and pursuant to the condition of the Premises found in Section 18.1.

ARTICLE XI: CONDEMNATION

If all or any part of the Premises or Rights-of-Way is taken or appropriated for public or quasi-public use by right of eminent domain with or without litigation or transferred by agreement in connection with such public or quasi-public use, Landlord and Tenant shall each have the right within thirty (30) days of receipt of notice of such taking or appropriation, to terminate this Lease as of the date possession is taken by the condemning authority; provided, however, that Tenant may only terminate if more than twenty-five percent (25%) of the Premises or material portion of the Rights-of-Way is taken or any portion of the Premises is taken that substantially interferes with Tenant’s ability to operate or use the Premises for the purposes for which the Premises were intended. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the award or any portion thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made solely to Tenant for taking of personal property belonging to Tenant, for the interruption of or damage to Tenant’s business and for Tenant’s unamortized cost of fixtures and leasehold improvements and for a Tenant’s proportional share of the initial, unamortized cost of the Soundstage, Office Space and Related Improvements. In the event of a partial taking which does not result in a termination of this Lease, Revenue shall be abated in the proportion which the part of the Premises so made unusable bears to the rented area of the Premises immediately prior to the taking. No temporary taking of the Premises or Tenant’s right therein or under this Lease shall terminate this Lease or give Tenant any right to any abatement of Tenant thereunder; and any award made to Tenant by reason of any such temporary taking shall belong entirely to Tenant, and Landlord shall not be entitled to any portion thereof.

ARTICLE XII: ASSIGNMENT AND SUBLETTING

Landlord’s Consent Required. This Lease may not be sold, assigned, sublet or transferred by Tenant without prior written approval or consent of Landlord which such approval or consent shall be in Landlord’s sole discretion. Tenant shall provide written notice of any such sales, assignments, subletting, or transfer within sixty (60) days thereof. Any change of stock ownership, partnership interest or control of Tenant shall constitute an assignment. Each such sale, assignment, subletting, or transfer approved or consented by Landlord is subject to Tenant’s obligations to Landlord under this Lease and will not release Tenant from its obligations under this Lease. Renting the Premises to a third party who does not intend to operate on the Premises for the remainder of the Term shall not constitute an assignment or sublet. Landlord must approve any sublet in Landlord’s sole discretion.

ARTICLE XIII: SUBORDINATION, ATTORNMENT AND ESTOPPEL CERTIFICATES

13.1          Subordination. This Lease at Landlord’s option shall be subject and subordinate to the lien of any mortgages or deeds of trust in any amount or amounts whatsoever now or hereafter placed on or against the Premises, the Soundstage, Office Space, the Related Improvements or on or against Landlord’s interest or estate therein, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. If the lender shall agree to be bound by the terms of this Lease from and after the date of foreclosure and not to disturb Tenant’s rights under the Lease, upon request by Landlord, Tenant shall promptly execute, cause to be acknowledged and delivered, a written subordination, non-disturbance and attornment agreement in form reasonably acceptable to such lender. If Tenant fails to deliver such non-disturbance agreement within thirty (30) days shall constitute a default by Tenant under this Lease without further notice.

13.2          Subordination Agreements. Tenant shall execute and deliver upon demand without charge therefore, such further instruments evidencing such subordination of this Lease to the lien of any such mortgages or deeds of trust as may be required by Landlord.

13.3          Attornment. In the event of any foreclosure or the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, the Soundstage, Office Space, or the Related Improvements, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease, provided said purchaser expressly agrees in writing to be bound by the terms of this Lease.

13.4           Estoppel Certificates. Tenant shall, from time to time and within thirty (30) days from receipt of prior written notice from Landlord, execute, acknowledge and deliver to Landlord or any lender or purchaser of the Premises a statement in writing in form reasonably acceptable to Tenant (a) certifying that this Lease is unmodified and in full force and effect or, if modified, this Lease, as so modified, is in full force effect and date to which the Revenue and other charges are paid in advance, if any, (b) certifying that the Lease and any modifications of this Lease constitute the entire agreement between Landlord and Tenant with respect to the Premises and, except as set forth in this Lease and any modification of this Lease, Tenant does not claim any right, title, or interest in or to the Premises or any part thereof, (c) acknowledging that there are not, to Tenant’s best knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any are claimed, and (d) certifying such other matters with respect to the Lease and/or the Premises as Landlord or and lender may reasonably request.

13.5          Failure to Deliver Certificate. If Tenant fails to deliver such statement within the time period referred to in Section 13.4 above, Tenant shall be in default without further notice and Tenant shall conclusively and irrevocably be deemed to have certified that the (a) this Lease is unmodified and is in full force and effect, (b) this Lease together with any written amendments executed by Landlord and Tenant constitute the entire agreement, (c) Tenant does not claim any right, title, or interest in or to the Premises, or any part thereof, and (d) there are no uncured defaults in Landlord’s performance of Landlord’s obligations under this Lease.

13.6          Transfer of Landlord’s Interest. In the event of a sale or conveyance by Landlord of Landlord’s interest in the Premises other than a transfer for security purposes only, Landlord shall be relieved from and after the date specified in any such notice of transfer of all obligations and liabilities to Tenant which accrue after such sale or conveyance on the part of Landlord; provided that any funds in the possession of Landlord at the time of transfer in which Tenant has an interest shall be delivered to the successor Landlord. This Lease shall not be affected by any such sale or transfer and in no event shall Landlord’s sale of the Land terminate this Lease. Tenant shall attorn to the purchaser or other transferee provided that all of Landlord’s obligations accruing under this Lease from and after such sale or transfer are assumed in writing by such purchaser or transferee.

ARTICLE XIV: DEFAULT AND REMEDIES

14.1          Tenant Default. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

(a)            Any failure by Tenant to pay the Revenue within five (5) days after the date the same is due;

(b)           Any failure by Tenant to pay any other monetary sums required to be paid under this Lease, where such failure continues for five (5) days after written notice thereof by Landlord to Tenant;

(c)            The failure of Tenant to deliver an estoppel certificate pursuant to Section 13.4 or a subordination, non-disturbance and attornment agreement pursuant to Section 13.1;

(d)            A failure by Tenant to observe and perform any other term, covenant or condition of this Lease to be observed or performed by Tenant, where such failure continues for fifteen (15) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that the default cannot reasonably be cured within the fifteen (15) day period, Tenant shall not be deemed to be in default if Tenant shall within the fifteen (15) day period commence action to cure the default and thereafter diligently prosecute the same to completion as quickly as reasonably possible;

(e)            The making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within fifteen (15) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within fifteen (15) days; or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within fifteen (15) days.

14.2          Nonexclusive Remedies for Tenant Default. In the event of any such default or breach by Tenant, Landlord shall have, in addition to any other rights and remedies provided in this Lease or by law or equity, the following nonexclusive remedies:

(a)            At Landlord’s option and without waiving any default by Tenant, Landlord shall have the right and remedy to cure the default and charge Tenant for the cost of cure. Such amount shall not constitute Revenue.

(b)           At Landlord’s option and without waiving any default by Tenant, Landlord shall have the right and remedy to continue this Lease in full force and effect and to collect all Revenue, and any other amounts to be paid by Tenant under this Lease as and when due. No entry or taking possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease, unless Landlord gives written notice of such election to Tenant or unless such termination shall be decreed by a court of competent jurisdiction.

(c)            At Landlord’s option and without waiving any default by Tenant, Landlord shall have the right and remedy to terminate Tenant’s right to possession by notice to Tenant, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including without limitation the following: (1) all unpaid Revenue which has been earned at the time of such termination plus (2) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligation under this Lease, or in addition to or in lieu of the foregoing such damage as may be permitted from time to time under the law of the State of Texas. Upon any such re-entry Landlord shall have the right to make any reasonable repairs, alterations or modifications to the Premises, which Landlord in Landlord’s sole discretion deems reasonable and necessary.

14.3          Landlord Default. The occurrence of any of the following shall constitute a default and breach of this Lease by Landlord:

(a)            Any breach of the warranty of title and covenant of quiet enjoyment as described in Article XV herein which materially and adversely impacts the rights of Tenant under this Lease; and

(b)           A failure by Landlord to observe and perform any other term, covenant or condition of this Lease to be observed or performed by Landlord, where such failure continues for sixty (60) days after written notice thereof by Tenant to Landlord; provided, however, that if the nature of the default is such that the default cannot reasonably be cured within the sixty (60) day period, Landlord shall not be deemed to be in default if Landlord shall within the sixty (60) day period commence action to cure the default and thereafter diligently prosecute the same to completion as quickly as reasonably possible.

14.4          Non-Exclusive Remedies for Landlord Default. In the event of any such default or breach by Landlord, Tenant shall have the rights and remedies provided in this Lease or by law or equity; provided that no termination of the Lease shall occur on account of a Landlord default unless or until Landlord fails to remedy the same as set forth in Section 14.3.

ARTICLE XV: WARRANTY OF TITLE AND QUIET ENJOYMENT

Landlord represents and warrants that as of the Effective Date, it will be the owner in fee simple of the Land and Rights-of-Way, and that it alone will have full right to lease the Premises for the Term. Landlord further represents and warrants that Tenant shall peaceably and quietly hold and enjoy the Premises and Rights-of-Way for the Term without any hindrance, molestation or ejection by Landlord, its successors or assigns, or those claiming by, through, or under them or anyone claiming under paramount title to Landlord unless a default by Tenant shall have occurred and be continuing.

ARTICLE XVI: ENTRY BY LANDLORD

Except in the event Tenant is filming, conducting set construction, or is renting out the Premises pursuant to article 6.1, then upon twenty-four (24) hours prior written notice to Tenant, Landlord and Landlord’s designated representatives and agents shall, during the Term, have the right to enter the Premises to inspect the same; determine whether Tenant is complying with this Lease; determine whether Tenant is maintaining, repairing, or altering the Premises; or show the Premises to prospective tenants, purchasers, mortgagees, or beneficiaries under trust deeds; except in the event of an emergency, in which event no notice is required.

ARTICLE XVII: INDEMNITY

17.1          Tenant Indemnity. Tenant shall indemnify and hold Landlord harmless from any and all claims of liability for any injury or damage to any person or property whatsoever occurring in, on or about the Premises or any part thereof during the Term occurring as a result of Tenant’s gross negligence or intentional acts. Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any gross negligence of Tenant, or any of Tenant’s agents, contractors, employees, licensees or invitee and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. Tenant’s obligations under this Article XVII shall survive the expiration or other termination of this Lease.

17.2          Landlord Indemnity. Landlord shall indemnify and hold Tenant harmless from any and all claims of liability for any injury or damage to any person or property whatsoever occurring in, on or about the Premises or any part thereof during the Term occurring as a result of Landlord’s gross negligence or intentional acts. Landlord shall further indemnify and hold Tenant harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any gross negligence of Landlord, or any of Landlord’s agents, contractors, employees, licensees or invitee and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. Landlord’s obligations under this Article XVII shall survive the expiration or other termination of this Lease

ARTICLE XVIII: SURRENDER

18.1          Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender to Landlord the Premises in the condition Landlord desires; this may include (1) together with the Soundstage, Office Space and Related Improvements and all other property affixed to the Premises, excluding Tenant’s fixtures, in good order and condition, ordinary wear and tear excepted; (2) in its original condition as pastureland, or (3) in any combination thereof. Tenant shall prior to the expiration or other termination of this Lease remove all personal property belonging to Tenant and failing to do so, Landlord may cause all of said personal property to be removed at the expense of Tenant. Tenant’s obligation to observe and perform this covenant shall survive the expiration or other termination of this Lease.

18.2          Hazardous Substances. No spill, deposit, emission, leakage or other release of Hazardous Substance in the soils, groundwater or waters shall be deemed to result in either (a) wear and tear that would be normal for the Term; or (b) a casualty to the Premises. Tenant shall be responsible to promptly and completely cleanup any such release that shall occur on the Premises during the Term and shall surrender the Premises free of any contamination or other damage caused by such occurrence during the Term. Tenant’s obligation to cleanup the Premises pursuant to the provisions of this Article XVIII shall survive the expiration or other termination of the Lease for a period of five (5) years.

ARTICLE XIX: MISCELLANEOUS

19.1          Captions, Attachments and Defined Terms.

(a)            The captions of the Articles and Sections of this Lease are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of any Article or Section of this Lease.

(b)           The words “Landlord” and “Tenant”, as used herein, shall include the plural as well as the singular. Words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there be more than one Landlord or Tenant, the obligations hereunder imposed upon Landlord or Tenant shall be joint and several.

(c)            Exhibits A to D are hereby incorporated in this Lease by this reference.

19.2          Entire Agreement. This Lease, along with any exhibits and attachments to this Lease, constitutes the entire agreement between Landlord and Tenant relative to the leasing of the Premises and this Lease and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant. All prior or contemporaneous oral agreements between and among Landlord and Tenant and their agents or representatives relative to the leasing of the Premises are merged in or revoked by this Lease.

19.3          Severability. If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

19.4          Attorneys’ Fees and Costs.

(a)            If Tenant or Landlord shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of amounts due or possession of the Premises, the losing party shall pay the successful party the reasonable for attorneys’ fees incurred by the successful party whether or not such action is prosecuted to judgment.

(b)            If Landlord, without fault on Landlord’s part, be made a party to any litigation instituted against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant shall save and hold Landlord harmless from any judgment rendered against Landlord, the Premises or any part thereof, and all expenses, including reasonable attorneys’ fees, incurred by Landlord in or in connection with such litigation.

19.5          Dispute Resolution. In the event of a dispute arising under this Lease, the parties to the dispute shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Lease by negotiation between designated representatives with authority to resolve the dispute. Prior to exercising any other remedies available or required under this Lease or otherwise available at law or equity, the parties to the dispute shall first attempt in good faith to settle any dispute arising out of or relating to this Lease or its breach by mediation. Any party to the dispute may demand mediation by written notice to the other parties to the dispute. The mediation is to be administered by a mediator mutually agreed upon by the parties to the dispute, in the absence of an agreement upon a mediator, each party shall choose a mediator and the two chosen mediators shall mutually agree and choose a third, who shall then solely mediate the dispute. If the mediation does not resolve the dispute, any party to the dispute may then resort to a Texas State Court having jurisdiction.

19.6          Time and Remedies. Time is of the essence of this Lease and every provision hereof. All rights and remedies of the parties shall be cumulative and nonexclusive of any other remedy at law or in equity.

19.7          Binding Effect, Successors and Choice of Law. All time provisions of this Lease are to be construed as both covenants and conditions as though the words importing such covenants and conditions were used in each separate Section of this Lease. Subject to any provisions restricting assignment or subletting by Tenant as set forth in Article XII, all of the terms hereof shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Lease shall be governed by the laws of the State of Texas.

19.8          Waiver. No term, covenant or condition of this Lease shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver of the same or any other term, covenant or condition. Acceptance by Landlord of any performance by Tenant after the time the same shall have become due shall not constitute a waiver by Landlord of the breach or default of any term, covenant or condition unless otherwise expressly agreed to by Landlord in writing.

19.9          Holding Over. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term without the express consent of Landlord, such Holding Over shall be a Material Breach of this Lease. Alternatively, if Landlord consents in writing to such Holding Over, the resulting tenancy shall be from month to month only, and not a renewal hereof or an extension for any further term, and in such case, Revenue is increased by one hundred and twenty five percent (125%) of the most recent Revenue payment. Such increased Revenue and all other sums due under this Lease shall be payable in the amount and at the time specified in this Lease and such month-to-month tenancy shall be subject to every other term, covenant and condition contained in this Lease.

19.10        Recording. A copy of this Lease will not be recorded on behalf of either party, but in lieu thereof, Landlord and Tenant agree that each will, upon the request of the other, execute, in recordable form, a “short form” of the Lease in the form attached hereto as Exhibit D (the “Memorandum of Lease”). The Memorandum of Lease shall not be used in interpreting the Lease and in the event of any inconsistency between this Lease and the “short form” of the Lease, the terms and conditions of this Lease shall control.

19.11        Reasonable Consent. Except as limited elsewhere in this Lease, wherever in this Lease Landlord or Tenant is required to give consent or approval to any action on the part of the other, such consent or approval shall not be unreasonably withheld unless stated otherwise. In the event of failure to give any such consent, the other party shall be entitled to specific performance at law and shall have such other remedies as are reserved to such party under this Lease, but in no event shall Landlord or Tenant be responsible for damages for failure to give consent unless consent is withheld maliciously or in bad faith.

19.12        Cooperation. The parties agree to use their best efforts to jointly obtain all necessary governmental approvals for the construction of the Soundstage, Office Space, and the Related Improvements.

19.13        Notice. Any notice required to be given under this Lease shall be given in writing and shall be delivered in person or by registered or certified mail, postage prepaid, and addressed to the following:

If to Landlord:

The Salvation Army, a Georgia Corporation
Divisional Commander
1221 River Bend Drive
Dallas TX. 75247

With a required copy to:

The Salvation Army
THQ Legal Dept. – Legal Secretary
1424 Northeast Expressway
Atlanta, Georgia 30329

If to Tenant:

Impossible Math, LLC

12335 North Lighthouse Drive West

Highland, Utah 84003

With a required copy to:

Gregory M. Hess
Parr Brown Gee & Loveless
101 South 200 East, Suite 700
Salt Lake City, Utah 84111

Such notice shall be deemed delivered when personally delivered or upon deposit of the notice in the United States mail in the manner provided above.

19.14        No Partnership. The Parties do not, as a result of entering into this Lease, in any way or for any purpose become partners or joint venturers.

19.15        Brokerage Commissions. Each party warrants and covenants to the other Party that it has not dealt with any real estate broker or salesman in connection with this Lease, and that no real estate commissions, finders’ fees or brokers’ fees have been or will be incurred in connection with this Lease. Landlord agrees to defend, indemnify and hold harmless Tenant, and Tenant agrees to defend, indemnify and hold harmless Landlord, from and against any claims by third parties for brokerage, commission, finder’s or other fees relative to this Lease, and any court costs, attorneys’ fees or other expenses arising therefrom and alleged to be due by authorization of the indemnifying party.

{Remainder of page intentionally left blank}
Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Lease to be effective as of the date first above written.

“TENANT”

IMPOSSIBLE MATH, LLC,
a Texas limited liability company

By:	/s/ Daniel W. Tolbert

Name:	Daniel W. Tolbert

Its:	CEO, Managing Member

{Remainder of page intentionally left blank}
Additional Signature page follows

“LANDLORD”

THE SALVATION ARMY,
a Georgia Corporation

By:	/s/ Ralph Bukiewicz

Name:	Ralph Bukiewicz

Its:	Vice President

EXHIBIT A

To

GROUND LEASE AGREEMENT

(Legal Description of the Land)

BEING a 31.482-acre tract of land out of the Cuadrilla Irrigation Survey, Abstract No. 1205, and being a portion of those tracts of land conveyed to Salvation Army from Meadows Foundation, Inc. as recorded in Volume 714, Page 905, Deed Records of Ellis County, Texas, (DRECT), and conveyed to Salvation Army from South Creek Ranch, LLC as recorded in Volume 1679, Page 414, DRECT, and being more particularly described by metes and bounds as follows:

COMMENCING at a 3/8 inch iron rod found in stone, said iron rod at the northeast corner of the J. H. Singleton Survey, Abstract No. 959, and in the west line of the Cuadrilla Irrigation Survey, Abstract No. 1205, also being in the west line of the Baucum Road apparent right of way;

THENCE South 01 °02’51” East, with the common line of the said Singleton Survey and Cuadrilla Irrigation Survey, a distance of 4,005.84 feet to the POINT OF BEGINNING;

THENCE South 79°47’06” East, departing the common line of said surveys, across the Cuadrilla Irrigation Survey a distance of 122.15 feet to a 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, for angle point;

Continuing across the Cuadrilla Irrigation Survey the following bearings and distances to 1/2 inch iron rods with an orange plastic cap stamped “DTS 8172753361” set, for angle points:

South 61 ° 48’48” East, 194.12 feet;

North 77°29’18” East, 394.33 feet;

South 75°39’50” East, 303.30 feet;

North 81 °13’29” East, 997.20 feet;

THENCE North 53°07’47” East, 238.60 feet, to a 1/2 inch iron rod with a blue plastic cap stamped “EASEMENT” set, said iron rod in the west line of the Baucum Road apparent right of way, for corner;

THENCE South 30°14’47” East, with west line of the Baucum Road apparent right of way a distance of 152.98 feet to a 1 /2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, said iron rod at the northeast corner of the Salvation Army tract conveyed from South Creek Ranch, LLC and the southeast corner of the Salvation Army tract conveyed from the Meadows Foundation, Inc., for angle point;

THENCE South 29°59’46” East, continuing with the west line of Baucum Road apparent right of way a distance of 313.40 feet to a 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, for corner,

THENCE South 71 °25’21” West, departing the west line of Baucum Road, a distance of 2,177.07 feet to 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, for angle point;

THENCE South 81 °23’51” West, a distance of 300.00 feet to a 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, said iron rod being in the fence line between the said Salvation Army tract as recorded in Volume 1679, Page 414, DRECT, in the Cuadrilla Irrigation Survey and a tract of land conveyed to the Salvation Army by E. C. Singleton as recorded in Volume 441 , Page 368, DRECT, in the J. H. Singleton Survey, for corner;

THENCE North 01 °12’30” West, generally with the fence line between the aforementioned J.H. Singleton Survey and the Cuadrilla Irrigation Survey, a distance of 949.99 feet to the POINT OF BEGINNING, containing a calculated area of 1,371,361 square feet, or 31.482 acres of land, of which 2.055 acres is to be maintained as a shared access and utility easement.

EXHIBIT B

To

GROUND LEASE AGREEMENT

(Site Plan)

31.482 ACRE LEASE TRACT
OUT OF THE
CUADRILLA IRRIGATION SURVEY, A #1205
CUADRILLA IRRIGATION SURVEY - ABSTRACT NO. 1205
LEGEND
Graphic Scale In Feet

NOTES

Coordinates and bearings recited in this survey are referenced to the NAD83 State Plane Coordinate System, Texas North Central Zone 4202.

SURVEYED ON THE GROUND JUNE 01, 2021

EXHIBIT SHOWING

31.482 LEASE TRACT

A PORTION FROM 2 SALVATION ARMY TRACTS OUT OF THE CUADRILLA IRRIGATION SURVEY A-1205

ELLIS COUNTY, TEXAS

DATE: JUNE 2021 SCALE: 1"=120' FILE: S:/ELLIS COUNTY

DI SCIULLO-TERRY, STANTON & ASSOCIATES, INC.
ENGINEERING AND SURVEYING

EXHIBIT C

to

GROUND LEASE AGREEMENT

(Memorandum of Lease)

(See attached)

RECORDING REQUESTED BY, AND

AFTER RECORDING RETURN TO:

Gregory H. Hess

Parr Brown Gee & Loveless

101 South 200 East, Suite 700

Salt Lake City, Utah 84111

MEMORANDUM OF GROUND LEASE

THIS MEMORANDUM OF GROUND LEASE (this “Memorandum”) is made and entered into as of October ___, 2021 by The Salvation Army, a Georgia corporation (“Landlord”), and Impossible Math, LLC, a Texas limited liability company (“Tenant”).

R E C I T A L S

A.             Landlord is the fee simple title owner of a certain parcel of property located in the Ellis County, Texas, which is legally described on Exhibit A attached hereto and made a part hereof (“Landlord’s Property”).

B.             Landlord and Tenant have entered into that certain Ground Lease Agreement dated as of October___, 2021 (as amended from time to time, the “Ground Lease”) pursuant to which Landlord has leased and demised to Tenant a portion of Landlord’s Property, as depicted and/or described on Exhibit B attached hereto and made a part hereof and as more particularly described in the Ground Lease (the “Ground Leased Premises”).

C.             Landlord and Tenant desire to set forth in this Memorandum certain terms and provisions of the Ground Lease (or summaries thereof), for notice and recording purposes.

NOW, THEREFORE, for and in consideration of the rents reserved and the covenants and conditions set forth in the Ground Lease, Landlord and Tenant hereby covenant and agree as follows:

1)            Recitals Incorporated; Defined Terms. The Recitals set forth above are incorporated herein by this reference and shall be deemed terms and provisions hereof, the same as if fully set forth in this Paragraph 1. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Ground Lease.

2)            Grant and Demise. Pursuant to the Ground Lease and this Memorandum, Landlord has demised and hereby demises unto Tenant, and Tenant has Ground Leased and hereby Ground Leases from Landlord, upon the terms and conditions of the Ground Lease, the Land, Premises and Rights-of-Way.

3)            Term. The Term of the Lease has an initial term of fifteen (15) years with three (3) automatic ten-year renewal terms unless otherwise terminated in accordance with the terms of the Ground Lease.

4)            Additional Provisions. The entirety of the Ground Lease is incorporated into this Memorandum by this reference, and all of the terms thereof shall apply to and be binding upon Landlord and Tenant in connection with this Memorandum.

5)            Notices. Inquiries regarding the terms and conditions of the Ground Lease and notices to the parties under the Ground Lease shall be directed as follows (or as Landlord and Tenant may otherwise direct from time to time):

Notice Address for Landlord:	The Salvation Army, a Georgia Corporation Property Department 1221 River Bend Drive Dallas TX. 75247

With Copies To:	The Salvation Army THQ Legal Dept. – Legal Secretary 1424 Northeast Expressway Atlanta, Georgia 30329

Notice Address for Tenant:	Impossible Math, LLC 12335 North Lighthouse Drive West Highland, Utah 84003

With Copies To:	Gregory H. Hess Parr Brown Gee & Loveless 101 South 200 East, Suite 700 Salt Lake City, Utah 84111

6)            Effect of Memorandum. To the extent that a conflict or inconsistency may exist between the terms and conditions of this Memorandum and the terms and conditions contained in the Ground Lease, such terms and conditions contained in the Ground Lease shall govern and control. This Memorandum is executed and recorded in furtherance of the Ground Lease and does not modify or amend the Ground Lease in any respect, the primary purpose hereof being to create record notice of the Ground Lease and certain of Tenant’s rights thereunder. The rights and obligations of Landlord and Tenant shall be solely as set forth in the Ground Lease.

7)            Successors and Assigns. The Ground Lease and this Memorandum shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective successors and assigns (subject to the terms of the Ground Lease restricting Tenant’s ability to assign the Ground Lease or sublet the Premises).

IN WITNESS WHEREOF, the parties have executed this Memorandum on the date first set forth above.

“TENANT”

IMPOSSIBLE MATH, LLC
a Texas limited liability company

By:	/s/ Daniel W. Tolbert

Name:	Daniel W. Tolbert

Its:	Managing Member - CEO

STATE OF WISCONSIN	)
: ss.
COUNTY OF DOOR	)

Before me, Candace Wassel (notary name) on this day personally appeared Daniel Tolbert, known to me to be the person whose name is subscribed to the foregoing instrument as the Managing Member CEO of Impossible Math, LLC, a Texas limited liability company, and acknowledged to me that he executed the same on behalf of the limited liability company for the purposes and consideration therein expressed.

(seal)	/s/ Candace Wassel
NOTARY PUBLIC my comm Exp: 5/6/2023

“LANDLORD”

THE SALVATION ARMY,
a Georgia Corporation

By:	/s/ Ralph Bukiewicz

Name:	Ralph Bukiewicz

Its:	Vice President

STATE OF GEORGIA	)
: ss.
COUNTY OF GWINNETT	)

Before me, Aleta A. Wyche (notary name) on this day personally appeared Ralph Bukiewicz, known to me to be the person whose name is subscribed to the foregoing instrument as the Vice President of The Salvation Army, a Georgia corporation, and acknowledged to me that he executed the same on behalf of the corporation for the purposes and consideration therein expressed.

(seal)	/s/ Aleta A. Wyche
NOTARY PUBLIC

EXHIBIT “A”

LEGAL DESCRIPTION OF LANDLORD’S PROPERTY

EXHIBIT “B”

LEGAL DESCRIPTION OF GROUND LEASED PREMISES

BEING a 31.482-acre tract of land out of the Cuadrilla Irrigation Survey, Abstract No. 1205, and being a portion of those tracts of land conveyed to Salvation Army from Meadows Foundation, Inc. as recorded in Volume 714, Page 905, Deed Records of Ellis County, Texas, (DRECT), and conveyed to Salvation Army from South Creek Ranch, LLC as recorded in Volume 1679, Page 414, DRECT, and being more particularly described by metes and bounds as follows:

COMMENCING at a 3/8 inch iron rod found in stone, said iron rod at the northeast corner of the J. H. Singleton Survey, Abstract No. 959, and in the west line of the Cuadrilla Irrigation Survey, Abstract No. 1205, also being in the west line of the Baucum Road apparent right of way;

THENCE South 01 °02’51” East, with the common line of the said Singleton Survey and Cuadrilla Irrigation Survey, a distance of 4,005.84 feet to the POINT OF BEGINNING;

THENCE South 79°47’06” East, departing the common line of said surveys, across the Cuadrilla Irrigation Survey a distance of 122.15 feet to a 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, for angle point;

Continuing across the Cuadrilla Irrigation Survey the following bearings and distances to 1/2 inch iron rods with an orange plastic cap stamped “DTS 8172753361” set, for angle points:

South 61 ° 48’48” East, 194.12 feet;

North 77°29’18” East, 394.33 feet;

South 75°39’50” East, 303.30 feet;

North 81 °13’29” East, 997.20 feet;

THENCE North 53°07’47” East, 238.60 feet, to a 1/2 inch iron rod with a blue plastic cap stamped “EASEMENT” set, said iron rod in the west line of the Baucum Road apparent right of way, for corner;

THENCE South 30°14’47” East, with west line of the Baucum Road apparent right of way a distance of 152.98 feet to a 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, said iron rod at the northeast corner of the Salvation Army tract conveyed from South Creek Ranch, LLC and the southeast corner of the Salvation Army tract conveyed from the Meadows Foundation, Inc., for angle point;

THENCE South 29°59’46” East, continuing with the west line of Baucum Road apparent right of way a distance of 313.40 feet to a 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, for corner,

THENCE South 71 °25’21” West, departing the west line of Baucum Road, a distance of 2,177.07 feet to 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, for angle point;

THENCE South 81 °23’51” West, a distance of 300.00 feet to a 1/2 inch iron rod with an orange plastic cap stamped “DTS 8172753361” set, said iron rod being in the fence line between the said Salvation Army tract as recorded in Volume 1679, Page 414, DRECT, in the Cuadrilla Irrigation Survey and a tract of land conveyed to the Salvation Army by E. C. Singleton as recorded in Volume 441 , Page 368, DRECT, in the J. H. Singleton Survey, for corner;

THENCE North 01 °12’30” West, generally with the fence line between the aforementioned J.H. Singleton Survey and the Cuadrilla Irrigation Survey, a distance of 949.99 feet to the POINT OF BEGINNING, containing a calculated area of 1,371 ,361 square feet, or 31.482 acres of land, of which 2.055 acres is to be maintained as a shared access and utility easement.

EXHIBIT D

to

GROUND LEASE AGREEMENT

(Soundstage Use Agreement)

SOUNDSTAGE USE CONTRACT

USE PERIOD __/_/_____- _/____/________

BETWEEN IMPOSSIBLE MATH, LLC AND THE SALVATION ARMY

Type of Event:	Owner Contact:

Group Contact:

This Soundstage Use Contract (this “Contract”) is made and entered into as of________________,______(the “Effective Date”) by and between IMPOSSIBLE MATH, LLC (the “Owner”), and THE SALVATION ARMY (“Group”). Owner and Group may each be referred to herein as a “party” and collectively as the “parties.” Owner agrees to permit Group to host an event, as described above, during the Use Period, utilizing certain facilities owned by Owner, subject to the terms and conditions stated herein.

ARTICLE 1:FACILITY USE

Group shall be permitted to use the following facilities, at no cost (except as described below), during the Use Period:

[Describe]

The following rules and regulations apply to Group’s use of the facilities during the Use Period:

Group is eligible for 1 complimentary room night per 50 consumed room nights. Comps have no cash value and must be applied to specific guest stays and utilized during the Contractual Period.

(i)               All facilities are non-smoking. Group will provide receptacles for disposal of cigarette/cigar butts and Group shall be responsible for their guests proper disposal of such items.

(ii)              Group is responsible for supervising all guest activity during the Event.

(iii)             Group acknowledges that Owner is not providing security at the facilities. Group shall advise its guests that personal property should not be left unattended and Owner shall bear no responsibility for the loss, damage or theft of the same.

(iv)              Group shall comply with all rules and regulations for the facilities and other property utilized by Group that are posted at the property.

(v)             Group is solely responsible for all set up and take down of materials brought in by Group for the Event. In the event that Group does not properly and timely remove Group materials, then Owner may do so at Group’s sole cost and expense, and Owner shall be held harmless from the loss of any of Group’s materials.

(vi)              Group shall leave the facilities in a neat and orderly condition, free of debris, décor and refuse.

(vii)             If the proposed number of Group’s guests in a facility exceeds the maximum occupancy specifications for the applicable space, then Owner reserves the right to restrict the number of Group’s guests.

ARTICLE 2: OTHER TERMS

ARTICLE 2:1 SUBCONTRACTORS

Group shall require any subcontractors to abide by all Owner’s rules, policies and procedures, and Group will inform such subcontractors of Owner’s rules, policies and procedures and fees.

ARTICLE 2:2 INSURANCE

At least 10 days prior to Group’s use of the facilities, Group shall deliver to Owner a certificate of insurance (in a form acceptable to Owner) executed by an authorized officer or agent of the insurance company certifying that the Group is maintaining general commercial liability, commercial automobile liability, worker’s compensation, and employer’s liability insurance in amounts acceptable to Owner..

ARTICLE 2:3 KEYS

Owner shall furnish the necessary keys, access codes, or other proximity credentials to Group’s authorized personnel as needed. Group shall prohibit the unauthorized dissemination of such keys, access codes, or other proximity credentials, unless consented to by Owner in writing. All keys, access codes, or other physical access materials shall be promptly returned to Owner upon the expiration of the Use Period.

ARTICLE 2:4 LOSSES

Owner shall not be liable for damage to or loss of equipment, exhibits or other materials utilized by Group for its functions and meetings in any facilities.

ARTICLE 2:5 ADDITIONAL COSTS

Group shall use the facilities at no cost. However, Group shall be solely responsible for:

a)	Any utilities associated with its use;

b)	Any increased insurance premiums incurred by Owner due to Group’s use of the facilities;

c)	The cost to repair any damage caused or arising out of Group’s use of the facilities.

ARTICLE 2:6 NAME, LOGO AND SIGNAGE

Group shall obtain written permission from Owner prior to any use of the name “Impossible Math” “The Chosen” or any logo belonging to Owner or its affiliates and shall comply with the terms and conditions imposed by the owner of such name or logo if permission is granted to use such name or logo. Group shall obtain written permission from Owner for custom signage on the property during Group’s Event.

ARTICLE 2:7 NOTICES

All notices or other communications required or permitted to be given hereunder in writing shall be deemed to have been duly delivered upon personal delivery or as of noon on the immediately following business day after deposit with Federal Express or similar overnight courier service, addressed to the parties at the addresses on the first page of this Contract.

ARTICLE 3: AGREED AND ACCEPTED

This Contract constitutes the entire understanding between the parties and supersedes any previous communications, representation, or agreements, whether written or oral. The undersigned are authorized to agree to the above terms and conditions as outlined, and commit to make this Contract definite and binding.

By signing below I agree that I have read, reviewed, understand and had opportunity to question any and all items found in this Agreement.

IMPOSSIBLE MATH, LLC	THE SALVATION ARMY,
a Texas limited liability company	a Georgia Corporation

By:	By:

Name:	Name:

Its:	Its: